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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 20, 2002



                        AMERICAN PHYSICIANS CAPITAL, INC.
             (Exact name of registrant as specified in its charter)



         Michigan                      000-32057                 38-3543910
(State or other jurisdiction of    (Commission File No.)        (IRS Employer
       incorporation)                                        Identification No.)


             1301 North Hagadorn Road, East Lansing, Michigan 48823
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (517) 351-1150

          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

         American Physicians Capital, Inc. (the "Company") has entered into an agreement, dated February 20, 2002 (the "Agreement"), with Stilwell Value Partners, L.P. and various affiliated entities and individuals (collectively, the "Stilwell Group") whereby Spencer L. Schneider, a representative of the Stilwell Group, will join the Company's Board of Directors immediately and will be one of the nominees to stand for election at the Company's 2002 annual meeting for a term expiring in 2005. The Stilwell Group had previously given notice of its intention to nominate two persons to the Company's Board to be elected at the 2002 annual meeting and in connection with the Agreement has withdrawn its nomination notice. The signing of the Agreement and the appointment of Mr. Schneider were publicly announced on February 20, 2002. A copy of the press release is attached hereto as Exhibit 99.

         The Agreement requires the Company to appoint Mr. Schneider to the Audit Committee of its Board of Directors and to the board of directors of the Company's American Physicians Assurance Corporation subsidiary. In addition, the Company agreed that its Board would consider, in light of all relevant factors, the Stilwell Group's proposal to expand the Company's current share repurchase program and repurchase 15% of the Company's outstanding common shares in each of 2002 and 2003. In the event the Company determines to expand its share repurchase program, the Company will not be required to repurchase shares if the Board determines in good faith that such action is not in the best interests of the Company or its shareholders or if any governmental regulatory agency threatens or commences regulatory action against the Company or any of its subsidiaries as a result of such repurchases.

         The Agreement requires the Stilwell Group during the three year term of the Agreement to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company's nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company's Board. The Stilwell Group has represented that it currently beneficially owns 480,000 shares of the Company's common stock.

         In addition, the Stilwell Group has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining more than 5% of the Company's common stock, or (iv) selling its shares unless such sales are in the open market and are not to any persons that would beneficially own more than 5% of the Company's outstanding shares.

         The Agreement is attached hereto as Exhibit 10 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      The following exhibits are included with this Report:

Exhibit No.       Description
         10       Standstill Agreement, dated February 20, 2002
         99       Press Release, dated February 20, 2002


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AMERICAN PHYSICIANS CAPITAL, INC.



Date:  February 21, 2002       By: s/ William B. Cheeseman
                                   --------------------------------------------
                                     Name:  William B. Cheeseman
                                     Its:  President and Chief Executive Officer







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                                  EXHIBIT INDEX

Exhibit No.       Description

         10       Standstill Agreement, dated February 20, 2002

         99       Press Release, dated February 20, 2002

















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